EXHIBIT 99.1

FOR IMMEDIATE RELEASE:
February 10, 2026

Centrus Reports Fourth Quarter and Full Year 2025 Results and Provides 2026 Guidance

•2025 full year revenue of $448.7 million and gross profit of $117.5 million, compared to prior year revenue of $442.0 million and gross profit of $111.5 million
•2025 full year net income of $77.8 million, compared to prior year net income of $73.2 million
•Strengthened balance sheet and increased unrestricted cash balance to $2.0 billion
•Enriched over 1 metric ton of high-assay low-enriched uranium (“HALEU”) UF6
•Selected by the U.S. Department of Energy (“DOE”) for a $900.0 million HALEU production award, subject to negotiation
•Notified by National Nuclear Security Administration (“NNSA”) of its intent to sole source certain uranium enrichment activities from Centrus
•Launched domestic commercial centrifuge manufacturing to support substantial $2.3 billion commercial low enriched uranium (“LEU”) backlog
•Activities to support current LEU backlog and proposed 12 metric tons of HALEU production expected to be sufficient to reach nth-of-a-kind cost

BETHESDA, Md. - Centrus Energy Corp. (NYSE: LEU) (“Centrus” or the “Company”) today reported 2025 results. The Company reported net income of $77.8 million for the year ended December 31, 2025, which was $4.33 (basic) and $3.90 (diluted) per common share.

“2025 was a milestone year for Centrus marked by continuous improvements to both our existing LEU segment as well as our planned future enrichment business, punctuated by our fourth quarter announcement officially launching our centrifuge build out and the government’s selection of Centrus for a $900 million HALEU enrichment award,” said Centrus President and CEO Amir Vexler. “With a growing contingent LEU sales backlog of $2.3 billion, a HALEU mandate from the government, and a potential sole-source award from the NNSA, we are uniquely positioned to meet the commercial and national security market needs. Importantly, our substantial LEU backlog and proposed 12 metric tons of HALEU production should allow us to meet our milestone of reaching nth-of-a-kind cost.”

“The LEU pricing curve’s sharp rise continues to demonstrate that there is a clear need for additional enrichment capacity for growing electrification demands. Centrus is excited to provide a uniquely American solution to the current critical fuel needs from the existing nuclear reactor fleet and national security establishment, as well as the future needs for the advanced reactor HALEU market that will power tomorrow’s data centers and AI technologies.”

Full Year Financial Results

Centrus generated total revenue of $448.7 million and $442.0 million for the year ended December 31, 2025 and 2024, respectively.

Revenue from the LEU segment was $346.2 million and $349.9 million for the year ended December 31, 2025 and 2024, respectively, a decrease of $3.7 million (or 1%). Uranium revenue decreased $55.6 million (or 54%) while separative work units (“SWU”) revenue increased $51.9 million (or 21%) as a result of a 23% increase in the volume of SWU sold, partially offset by a 1% decrease in the average price of SWU sold.

Revenue from the Technical Solutions segment was $102.5 million and $92.1 million for the year ended December 31, 2025 and 2024, respectively, an increase of $10.4 million (or 11%). Revenue generated by the HALEU Operation Contract increased by $10.5 million. Revenue from the HALEU Operation Contract is recorded on a cost-plus-incentive-fee basis and includes a target fee for Phases 2 and 3 of the contract.

Cost of sales for the LEU segment was $234.7 million and $256.0 million for the year ended December 31, 2025 and 2024, respectively, a decrease of $21.3 million (or 8%). Uranium costs decreased while SWU costs increased as a result of a 23% increase in the volume of SWU sold, partially offset by a 13% decrease in the average unit cost of SWU sold.

Cost of sales for the Technical Solutions segment was $96.5 million and $74.5 million for the year ended December 31, 2025 and 2024, respectively, an increase of $22.0 million (or 30%). The increase is primarily attributable to a $22.8 million increase in costs incurred under the HALEU Operation Contract, partially offset by a decrease in costs related to other contracts.

The Company recognized a gross profit of $117.5 million and $111.5 million for the year ended December 31, 2025 and 2024, respectively, an increase of $6.0 million (or 5%).

Gross profit for the LEU segment was $111.5 million and $93.9 million for the year ended December 31, 2025 and 2024, respectively, an increase of $17.6 million (or 19%). The increase was due primarily to the increase in the volume of SWU sold and an increase in the margin on SWU sales resulting from the specific contract and pricing mix of SWU contracts. The increase in SWU gross profit was partially offset by a decrease in uranium gross profit.

Gross profit for the Technical Solutions segment was $6.0 million and $17.6 million for the year ended December 31, 2025 and 2024, respectively, a decrease of $11.6 million (or 66%). The decrease was primarily attributable to the increase in costs incurred under the HALEU Operation Contract. Because of the delay in completing Phase 2 of the HALEU Operation Contract, DOE extended Phase 2 through January 31, 2026. Costs incurred subsequent to November 2024 have not yet been subject to a fee as this portion of Phase 2 remains undefinitized and is subject to negotiation.

Expansion of Manufacturing and Enrichment Capacity Update

On January 5, 2026, DOE announced that American Centrifuge Operating, LLC, a subsidiary of Centrus, was selected for award of a $900.0 million task order, subject to negotiations, to expand its uranium enrichment facility in Piketon, Ohio, to include commercial-scale production of HALEU. Centrus had already announced plans for a major expansion of its uranium capacity in Piketon, Ohio, including plans for large-scale production of both LEU and HALEU to meet commercial and government requirements, in September 2025.

In December 2025, the Company initiated design work on a 150,000 square foot training, operations & maintenance facility in Piketon, Ohio – a critical piece of site infrastructure necessary to support the company's plans for a major expansion of its uranium enrichment capacity in Piketon. The project involves a significant renovation and rehabilitation of an existing, largely vacant building on the site of the American Centrifuge Plant, with construction activities set to begin early 2026. The facility is expected to include a mix of office space, training facilities, and maintenance bays to support plant operations. Also in December 2025, the Company began domestic centrifuge manufacturing to support commercial LEU enrichment activities at the Piketon, Ohio, facility. This strategic move enables the Company to capitalize on its many first-mover advantages in U.S.-owned domestic uranium enrichment, and marks a consequential transformations in the Company's and the U.S.'s uranium enrichment history. Centrus plans to leverage its multi-billion-dollar uranium enrichment expansion to meet its growing backlog of $2.3 billion in contingent LEU sales to U.S. and international customer contracts, and is targeting 12 metric tons of HALEU production per year sometime after 2030, with at least some HALEU production by the end of the decade.

Backlog

The Company’s total backlog is $3.8 billion as of December 31, 2025 and extends to 2040. Our LEU segment backlog as of December 31, 2025 was approximately $2.9 billion and includes future SWU and uranium deliveries primarily under medium and long-term contracts with fixed commitments. The LEU segment backlog includes approximately $2.3 billion in contingent LEU sales contracts and commitments, with $2.1 billion of the total under definitive agreements and $0.2 billion of the total subject to entering into definitive agreements, in support of potential construction of LEU production capacity at the Piketon, Ohio facility. The contingent LEU sales contracts and commitments also depend on our ability to secure substantial public and private investment. Our Technical Solutions segment backlog was approximately $0.9 billion as of December 31, 2025, and includes both funded amounts (services for which funding has been both authorized and appropriated by the customer), unfunded amounts (services for which funding has not been appropriated), and unexercised options.

2026 Outlook
The company is providing certain financial and operational guidance for the full-year 2026.

Financial 2026 Outlook
For the full year 2026, on a consolidated basis, Centrus expects:
•Total revenue to be in the range of $425 million to $475 million
•Total capital deployment to be in the range of $350 million to $500 million, driven by increased investment in the Company’s industrial build out related to its centrifuge manufacturing

Operational 2026 Outlook
For the full year 2026, on a consolidated basis, Centrus expects to:
•Finalize contracts with all partners identified as critical to its industrial build out
•At least 100 net new employee hires for Oak Ridge, Tennessee, facility
•At least 50 net new employee hires for Piketon, Ohio, facility
•Release of a Certified for Construction package

The Company’s 2026 guidance is subject to a number of assumptions and uncertainties that could affect results either positively or negatively. Variations from these expectations could cause differences between this guidance and the ultimate results. This includes the assumption of no significant change in restrictions in our ability to receive and sell Russian LEU or other uranium products, no significant economic disruptions or downturns, the successful implementation of our planned expansion projects, including the finalization and funding of the DOE $900 million task order, and that current business operations will continue on an ongoing basis.

About Centrus

Centrus Energy is a trusted American supplier of nuclear fuel and services for the nuclear power industry, helping meet the growing need for clean, affordable, carbon-free energy. Since 1998, the Company has provided its utility customers with more than 1,850 reactor years of fuel, which is equivalent to more than 7 billion tons of coal.

With world-class technical and engineering capabilities, Centrus is pioneering production of High-Assay, Low-Enriched Uranium and is leading the effort to restore America’s uranium enrichment capabilities at scale so that we can meet our clean energy, energy security, and national security needs. Find out more at www.centrusenergy.com or follow us on LinkedIn and X.

###

Forward-Looking Statements:

This news release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. In this context, forward-looking statements mean statements related to future events, which may impact our expected future business and financial performance, and often contain words such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “will”, “should”, “could”, “would” or “may” and other words of similar meaning. These forward-looking statements are based on information available to us as of the date of this news release and represent management’s current views and assumptions with respect to future events and operational, economic and financial performance. Forward-looking statements are not guarantees of future performance, events or results and involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may be exacerbated by any worsening of the global business and economic environment, including but not limited to, risks and uncertainties related to the following:

•the war in Ukraine and other geopolitical conflicts, including the resulting bans, laws, tariffs, sanctions or other government measures, and actions by third parties, including contractual counterparties, as a result of such conflicts that could directly or indirectly impact our ability to obtain, deliver, transport, sell or collect payment for, LEU or the SWU and natural uranium hexafluoride components of LEU;
•our reliance on third party suppliers to provide essential products and services to us;
•restrictions on imports and exports, including those imposed under the RSA, and related international trade legislation;
•our government contracts, including related to government shutdowns, changes to the U.S. government’s appropriated funding levels for HALEU and the government’s inability to satisfy its obligations, and our lease to our facility in Piketon, Ohio;
•our receipt of additional task orders under the HALEU Production Contract, LEU Production Contract and HALEU Deconversion Contract and, if awarded, the nature, timing and amount thereof;
•our ability to obtain new contracts or funding to be able to continue operations;
•whether or when government demand for HALEU or LEU for government or commercial uses will materialize and at what level;
•the impact and potential extended duration of a supply/demand imbalance in the market for LEU;
•significant competition from major LEU producers, including foreign competitors, who may be less cost sensitive than we are;
•limitations on our ability to compete in foreign markets;
•pricing trends and demand in the uranium and enrichment markets, especially in light of the potential of limited supply and our dependence on others for deliveries of LEU;
•our ability to successfully implement our planned expansion projects in Piketon, Ohio and Oak Ridge, Tennessee;
•natural and other disasters;
•pandemics and other health crises;
•the fact that our revenue is largely dependent on our largest customers and our sales backlog;
•our long-term liabilities, including our postretirement health and life benefit obligations, our 0% Convertible Notes and our 2.25% Convertible Notes;
•failures or security, including cybersecurity, breaches of our information technology systems; and
•the impact of, or changes to, government regulation and policies or interpretation of laws or regulations, including by the SEC, DOE, DOC and the NRC.

Readers are cautioned not to place undue reliance on these forward-looking statements, which apply only as of the date of this news release. These factors may not constitute all factors that could cause actual results to differ from those discussed in any forward-looking statement. Accordingly, forward-looking statements should not be relied upon as a predictor of actual results. Readers are urged to carefully review and consider the various disclosures made in this news release and in our filings with the SEC, including our Annual report on Form 10-K for the year ended December 31, 2025, and our filings with the SEC that attempt to advise interested parties of the risks and factors that may affect our business. We do not undertake to update our forward-looking statements to reflect events or circumstances that may arise after the date of this news release, except as required by law.

Contacts:

Investors: Neal Nagarajan at NagarajanNK@centrusenergy.com
Media: Dan Leistikow at LeistikowD@centrusenergy.com

CENTRUS ENERGY CORP.
NET INCOME PER COMMON SHARE
(Unaudited; in millions, except share and per share

	Three Months Ended December 31,			Year Ended December 31,
	2025	2024	2023	2025	2024	2023
Numerator (in millions):
Net income	$17.8	$53.7	$56.3	$77.8	$73.2	$84.4

Denominator (in thousands):
Average common shares outstanding - basic	18,844	16,716	15,461	17,967	16,309	15,212
Potentially dilutive shares related to equity-compensation awards	48	62	271	58	64	289
Potentially dilutive shares related to 2.25% Convertible Notes	2,795	—	—	1,900	—	—
Potentially dilutive shares related to 0% Convertible Notes	840	—	—	—	—	—
Average common shares outstanding - diluted	22,527	16,778	15,732	19,925	16,373	15,501

Net income per common share (in dollars):
Basic	$0.94	$3.21	$3.64	$4.33	$4.49	$5.55
Diluted	$0.79	$3.20	$3.58	$3.90	$4.47	$5.44

0% Convertible Notes (if-converted) excluded from the diluted calculation because they would have been antidilutive (in thousands)	—	—	—	951	—	—

CENTRUS ENERGY CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(Unaudited; in millions, except share and per share data)

	Three Months Ended December 31,			Year Ended December 31,
	2025	2024	2023	2025	2024	2023
Revenue:
Separative work units	$111.0	$48.7	$60.8	$298.7	$246.8	$208.2
Uranium	13.4	73.2	21.3	47.5	103.1	60.8
Technical solutions	21.8	29.7	21.5	102.5	92.1	51.2
Total revenue	146.2	151.6	103.6	448.7	442.0	320.2
Cost of Sales:
Separative work units and uranium	87.0	66.7	37.8	234.7	256.0	163.9
Technical solutions	24.2	23.1	16.0	96.5	74.5	44.2
Total cost of sales	111.2	89.8	53.8	331.2	330.5	208.1
Gross profit	35.0	61.8	49.8	117.5	111.5	112.1
Advanced technology costs	8.9	3.3	3.4	16.9	17.2	14.2
Selling, general and administrative	10.3	10.4	11.4	36.2	35.0	36.9
Equity-related compensation	0.5	0.4	0.3	5.8	1.5	2.3
Amortization of intangible assets	2.5	2.6	2.1	8.4	9.8	6.3
Operating income	12.8	45.1	32.6	50.2	48.0	52.4
Nonoperating components of net periodic benefit expense (income)	3.9	0.7	(23.3)	6.8	(14.7)	(23.2)
Interest expense	4.1	1.9	0.4	14.0	2.7	1.3
Investment income	(16.5)	(5.1)	(2.3)	(44.7)	(12.9)	(8.7)
Extinguishment of long-term debt	—	—	—	(11.8)	—	—
Other income, net	—	(0.2)	(0.5)	—	(0.1)	(1.5)
Income before income taxes	21.3	47.8	58.3	85.9	73.0	84.5
Income tax expense (benefit)	3.5	(5.9)	2.0	8.1	(0.2)	0.1
Net income and comprehensive income	17.8	53.7	56.3	77.8	73.2	84.4

Net income per share:
Basic	$0.94	$3.21	$3.64	$4.33	$4.49	$5.55
Diluted	$0.79	$3.20	$3.58	$3.90	$4.47	$5.44
Average number of common shares outstanding (in thousands):
Basic	18,844	16,716	15,461	17,967	16,309	15,212
Diluted	22,527	16,778	15,732	19,925	16,373	15,501

CENTRUS ENERGY CORP.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited; in millions)

	Year Ended December 31,
	2025	2024	2023
OPERATING
Net income	$77.8	$73.2	$84.4
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	9.9	10.8	7.1
Accrued loss on long-term contract	—	—	(20.0)
Deferred tax assets	7.4	(0.7)	(1.6)
Loss (gain) on remeasurement of retirement benefit plans, net	2.9	(17.3)	(24.6)
Revaluation of inventory borrowing	3.6	2.1	7.4
Gain on extinguishment of 8.25% Notes	(11.8)	—	—
Equity-related compensation	5.8	1.5	2.3
Amortization of debt issuance costs and discount	3.4	0.3	—
Other reconciling adjustments, net	0.1	(0.2)	(1.6)
Changes in operating assets and liabilities:
Accounts receivable	49.2	(30.5)	(11.3)
Inventories	(230.0)	101.0	(83.8)
Inventories owed to customers and suppliers	176.5	(68.1)	23.5
Other current assets	2.2	2.4	14.9
Payables under inventory purchase agreements	(11.0)	(12.4)	(1.7)
Deferred revenue and advances from customers, net of deferred costs	(29.5)	(15.1)	12.1
Accounts payable and other liabilities	0.4	(1.4)	8.5
Pension and postretirement liabilities	(5.7)	(8.3)	(5.7)
Other changes, net	(0.2)	(0.3)	(0.8)
Cash provided by operating activities	51.0	37.0	9.1

INVESTING
Capital expenditures	(19.7)	(4.1)	(1.6)
Cash used in investing activities	(19.7)	(4.1)	(1.6)

FINANCING
Proceeds from the issuance of common stock, net	523.7	54.7	23.2
Proceeds from the issuance of 0% and 2.25% Convertible Senior Notes, net	782.4	388.7	—
Payment of interest classified as debt	(3.5)	(6.1)	(6.1)
Payment of principal to redeem 8.25% Notes	(74.3)	—	—
Exercise of stock options	—	0.4	—
Common stock withheld for tax obligations under equity-related compensation plan	(3.4)	(0.6)	(3.0)
Other	—	—	(0.2)
Cash provided by financing activities	1,224.9	437.1	13.9

Effect of exchange rate changes on cash, cash equivalents and restricted cash	(0.1)	0.2	—

Increase in cash, cash equivalents and restricted cash	1,256.1	470.2	21.4
Cash, cash equivalents and restricted cash, beginning of period	704.0	233.8	212.4
Cash, cash equivalents and restricted cash, end of period	$1,960.1	$704.0	$233.8

	Year Ended December 31,
	2025	2024	2023
Supplemental cash flow information:
Cash paid for interest	$8.9	$—	$—
Cash paid for income taxes
Federal	$—	$—	$—
State	$0.7	$0.7	$—
Foreign	$—	$—	$—

Cash paid for income taxes (net of refunds received) exceeding five percent of total cash paid for incomes taxes (net of refunds received) in the following jurisdictions:
State:
Maryland	$0.7	$0.5	$—
New York	$—	$0.2	$—
Total	$0.7	$0.7	$—

Non-cash activities:
Property, plant and equipment included in accounts payable and accrued liabilities	$2.0	$0.2	$0.9
Equity-related transaction costs included in accounts payable and accrued liabilities	$0.2	$—	$—
Adjustment to right to use lease assets from lease modification	$1.3	$—	$(4.2)

CENTRUS ENERGY CORP.
CONSOLIDATED BALANCE SHEETS
Unaudited; in millions, except share and per share data)

	December 31,
	2025	2024
ASSETS
Current assets:
Cash and cash equivalents	$1,957.2	$671.4
Accounts receivable	30.7	80.0
Inventories	322.9	161.6
Deferred costs associated with deferred revenue	40.9	63.9
Other current assets	11.9	38.3
Total current assets	2,363.6	1,015.2
Property, plant and equipment, net	29.5	9.4
Deposits for financial assurance	2.7	2.6
Intangible assets, net	21.2	29.6
Deferred tax assets, net	21.9	29.3
Other long-term assets	7.0	7.3
Total assets	$2,445.9	$1,093.4

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$41.6	$38.8
Payables under inventory purchase agreements	18.5	29.5
Inventories owed to customers and suppliers	192.7	16.2
Deferred revenue and advances from customers	131.1	216.4
Short-term inventory loans	38.9	39.8
Current debt	—	6.1
Total current liabilities	422.8	346.8
Long-term debt	1,174.8	472.5
Postretirement health and life benefit obligations	72.2	74.6
Pension benefit liabilities	3.0	4.0
Long-term inventory loans	—	26.2
Other long-term liabilities	8.0	7.9
Total liabilities	1,680.8	932.0

Stockholders’ equity:
Preferred stock, par value $1.00 per share, 20,000,000 shares authorized
Series A Participating Cumulative Preferred Stock, none issued	—	—
Series B Senior Preferred Stock, none issued	—	—
Class A Common Stock, par value $0.10 per share, 70,000,000 shares authorized, 18,945,365 and 16,045,916 shares issued and outstanding as of December 31, 2025 and 2024, respectively	1.9	1.6
Class B Common Stock, par value $0.10 per share, 30,000,000 shares authorized, 719,200 shares issued and outstanding as of December 31, 2025 and 2024	0.1	0.1
Excess of capital over par value	762.3	236.5
Retained earnings (accumulated deficit)	1.5	(76.3)
Accumulated other comprehensive loss	(0.7)	(0.5)
Total stockholders’ equity	765.1	161.4
Total liabilities and stockholders’ equity	$2,445.9	$1,093.4